UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 13, 2006 (September 8, 2006)

KIMBALL INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-3279	35-0514506

(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

1600 Royal Street, Jasper, Indiana	47549-1001

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code   (812) 482-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

In September 2005, Kimball International, Inc. (the "Company") announced a plan to sharpen its focus on its primary markets within the Furniture and Cabinets segment. Since the announcement, the Company sold a forest products hardwood lumber operation consisting of three sawmills and three lumberyards, an operation which produced and sold fixed-wall furniture systems and a polyurethane and polyester molded components business primarily serving the residential furniture and recreational vehicle markets. Additionally, as the Company has been sharpening its focus on its primary markets of office furniture and hospitality within this segment, it has been exiting contract private label products.

In conjunction with the exit of contract private label products, on September 8, 2006 the Company approved a plan to exit the production of wood rear projection television ("PTV") cabinets and stands within the Furniture and Cabinets segment, which affects the Company's Juarez, Mexico operation. With the exit of the production of PTV cabinets and stands, the Company will have exited substantially all contract private label products. For some time, the market demand for PTV cabinets has been declining due to the market shift to plasma and LCD large-screen televisions, and the Company has been responding to this trend. In August, 2004 the Company sold the building in Juarez and subsequently leased back a much smaller manufacturing footprint in the same facility to reduce excess capacity, and then during fiscal year 2006 the Company further consolidated its two Mexican wood PTV cabinet and stand operations into the one smaller Juarez facility. The Company had planned to gradually exit the PTV cabinet product in tandem with the naturally declining PTV market and utilize the Juarez facility within the Furniture and Cabinets segment for the production of other products. However, the demand for PTV cabinets by the Company's current customers is declining at a faster pace than what was originally anticipated and as a result, during the first quarter of fiscal year 2007, management has reconsidered the future utilization of the Juarez facility. As a result, a decision was made to exit this Mexico operation and to not utilize the Juarez facility for the production of other products. Production is scheduled to cease during the second quarter of fiscal year 2007 and the Company estimates that substantially all inventory will be sold by the end of the second quarter. Miscellaneous wrap-up activities including disposition of remaining equipment will be completed by the end of the third quarter of fiscal year 2007. The lease on the building expires in August 2009, and the Company will begin to attempt to sub-lease its portion of the facility.

The Company currently estimates that the pre-tax charges related to the exit activities will be approximately, in millions, $6.0 to $8.0 consisting of approximately $2.0 to $2.3 of property and equipment non-cash asset impairment, $1.8 to $2.2 of severance and other employee costs, $0.7 to $1.1 of lease exit costs and $1.5 to $2.4 of other exit costs. The Company has a deferred gain of $1.4 million which was the result of the sale of the building in 2004 which will partially offset the restructuring charges. Approximately $3.5 million of the total cost estimate is expected to be cash expense, exclusive of proceeds from sale of equipment which are expected to be approximately $0.8 million.

As PTV production volumes had been decreasing over the past several quarters, losses had been increasing at the Juarez facility. The pre-tax operating loss, before corporate allocations, was $1.2 million in the most recent completed fiscal year 2006 fourth quarter and $3.4 million for the full fiscal year 2006. The Company expects continued operating losses during the exit period. The avoidance of these losses will begin in the latter half of fiscal year 2007 when exit activities are complete.

The exit of the Juarez operation will be classified as Discontinued Operations in the Company's Consolidated Statements of Income beginning in the period in which the exit is substantially complete which is currently estimated to be the second quarter of fiscal year 2007. Exit costs incurred prior to Discontinued Operations classification will be classified as Restructuring costs in the Consolidated Statements of Income.

Item 2.06 Material Impairments

The information set forth above under Item 2.05 is incorporated by reference into this Item 2.06.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

KIMBALL INTERNATIONAL, INC.

By:	/s/ Michelle R. Schroeder

MICHELLE R. SCHROEDER Vice President, Corporate Controller

Date: September 12, 2006